Exhibit 4.1

                        RESTATED V.I. TECHNOLOGIES, INC.
                                      1998
                          EMPLOYEE STOCK PURCHASE PLAN

         WHEREAS, V.I. Technologies, Inc. (the "Company") wishes to establish the Restated V.I. Technologies, Inc. 1998 Employee Stock Purchase Plan (the "Plan") providing for the grant of options to purchase common stock of the Company to employees who are employed by the Company on a regular full-time basis.

         NOW, THEREFORE, the Company establishes the Plan, the terms of which are as follows:

1.       Purpose.

         The purpose of the Plan is to give Eligible Employees of V.I. Technologies, Inc., a Delaware corporation, an opportunity to acquire shares of its Common Stock, .01 par value per share, and to continue to promote its best interests and enhance its long-term performance.

2.       Definitions.

         Whenever used in the Plan, the following words and phrases have the meanings stated below unless a different meaning is clearly required by the context:

         (a) "Board" means the Board of Directors of the Company.

         (b) "Code" means the Internal Revenue Code of 1986, as amended, and the rules, regulations, and interpretations thereof issued by the Department of Treasury, Internal Revenue Service, and the courts.

         (c) "Committee" means a committee appointed by the Board of not less than two Non-Employee Directors to which the Board may delegate its power with respect to administration of the Plan under Section 3.

         (d) "Common Stock" means shares of the common stock of the Company, $.01 par value per share.

         (e) "Company" means V.I. Technologies, Inc., a Delaware corporation.

         (f) "Eligible Employee" means each person who, on the applicable Semiannual Grant Date, has been employed by the Company on a regular full-time basis for at least six (6) months. A person shall be considered employed on a regular full-time basis if he or she is customarily employed at least twenty
(20) hours per week. Notwithstanding the foregoing, an Eligible Employee shall not include any Employee who, immediately after the grant of an Option, owns stock possessing five (5%) percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary, or whose customary employment is not for more than five (5) months in any calendar year. In determining stock ownership, the rules of Code Sections 423 and 425 apply, and stock that the Eligible Employee may purchase under outstanding options is treated as stock owned by the Eligible Employee.

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         (g) "Exercise Date" means June 30 and December 31 of each calendar year.

         (h) "Exercise Period" means for an Option the period of two (2) years commencing on the Semiannual Grant Date of such Option.

         (i) "Fair Market Value Per Share of Common Stock" as of the applicable date means:

              (i) If the Common Stock is listed on a national securities exchange or traded on the over-the-counter market and sales prices are regularly reported for the Common Stock, the average of the closing or last prices of the Common Stock on the Composite Tape or other comparable reporting system for the ten
              (10) consecutive trading days immediately preceding the applicable date;

              (ii) If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, and if sales prices are not regularly reported for the Common Stock for the ten (10) days referred to in clause (i), and if bid and asked prices for the Common Stock are regularly reported, the average of the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the ten (10) days on which Common Stock was traded immediately preceding the applicable date; and

              (iii) If the Common Stock is neither listed on a national securities exchange nor traded on the over-the-counter market, such value as the Board in good faith determines.

         Notwithstanding any other provision of the Plan, each determination made with respect to the Fair Market Value Per Share of Common Stock subject to an Option must satisfy the requirements of Code Section 423.

         (j) "Grant Date" means each Semiannual Grant Date.

         (k) "Non-Employee Director" has the meaning given this term in Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

         (l) "Option" means an option granted under this Plan that entitles a Participating Employee to purchase shares of Common Stock.

         (m) "Option Price" means eighty-five (85%) percent of the lesser of the Fair Market Value Per Share of Common Stock as of the applicable Grant Date or the applicable Exercise Date.

         (n) "Participating Employee" means an Eligible Employee who elects to make payroll deductions under Section 7.

         (o) "Plan" means the Restated V.I. Technologies, Inc. 1998 Employee Stock Purchase Plan as set forth herein and as it may be amended.

         (p) "Semiannual Grant Date" means each January 1 and July 1, commencing with July 1, 1998.

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3.      Administration.

        The Plan shall be administered by the Board, which, to the extent it may determine, can delegate its powers with respect to administration of the Plan (except its powers under Section 14(b)) to the Committee. If the Board chooses to appoint a Committee, references hereinafter to the Board (except in Section 14(b)) are deemed to refer to the Committee. Subject to the express provisions of the Plan, the Board has the exclusive authority and discretion to construe and interpret the Plan, prescribe, amend, and rescind rules and regulations relating to it, determine the terms of the Options, and make all other factual and legal determinations necessary or appropriate in the administration of the Plan. The determination of the Board on all matters regarding the Plan shall be conclusive.

4.      Maximum Number of Shares Available for Grant.

        The aggregate number of shares of Common Stock available for grant as Options under Section 5(a) shall not exceed 89,445 shares of Common Stock, subject to adjustment under Section 10. Shares of Common Stock available for grant under the Plan may be authorized and issued shares, or shares now or hereafter held in the treasury of the Company. If any Option expires or is terminated, surrendered, or cancelled without being exercised, in whole or in part, the number of shares of Common Stock theretofore subject to the Option is again available for grant in an Option and does not reduce the aggregate number of shares of Common Stock available for grant as set forth in the first sentence of this Section.

5.      Grant of Options.

        (a) Each Participating Employee on a Semiannual Grant Date, commencing with the Semiannual Grant Date that occurs on July 1, 1998 and, subject to earlier termination of the Plan under Section 14, ending with the last Semiannual Grant Date on which shares of Common Stock are available for grant, is granted an Option that entitles him or her to purchase, at the applicable Option Price, the number of whole and fractional shares of Common Stock equal to five (5%) percent of the Participating Employee's Compensation, not to exceed Ten Thousand ($10,000) Dollars, divided by the Fair Market Value Per Share of Common Stock as of the applicable Semiannual Grant Date. Each Participating Employee on a Semiannual Grant Date shall receive an Option even if he or she is then the holder of an unexpired and unexercised Option granted on an earlier Semiannual Grant Date. The Semiannual Grant Date applicable to an Option granted pursuant to this paragraph (a) is the Grant Date of such Option.

        (b) If the number of shares of Common Stock for which Options are granted under Section 5(a) exceeds the applicable number set forth in Section 4, then the Options granted under Section 5(a) to all Participating Employees shall, in a nondiscriminatory manner consistent with Section 13(c), be reduced in proportion to their respective Compensations.

        (c) A Participating Employee's Compensation means his or her regular annual rate of compensation as of the applicable Semiannual Grant Date. Such regular annual rate of compensation is to be determined by the Board in a nondiscriminatory manner consistent with Section 13(c).

6.      Terms of Options.

        (a) Each Option, unless sooner expired under Section 6(b) or (c), becomes exercisable on the Grant Date and is exercisable during the applicable Exercise Period. Each Option not exercised during its Exercise Period expires at the termination of the Exercise Period.
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        (b) An Option expires on the first to occur of the end of the applicable
Exercise Period and the date that the employment of the Participating Employee with the Company terminates (as determined by the Board) for any reason other than death or disability.

        (c) An Option expires on the first to occur of the end of the applicable Exercise Period and the date three (3) months after the date that the employment of the Participating Employee with the Company terminates by reason of a disability (as determined by the Board).

        (d) If the employment of the Participating Employee with the Company terminates by reason of death, his or her Option expires at the end of the applicable Exercise Period.

7.      Payroll Deductions.

        (a) Each Eligible Employee may, within fifteen (15) days prior to each Semiannual Grant Date (the "Election Date"), elect in writing to make semiannual contributions to the Plan of payroll deductions from one (1%) percent to five (5%) per cent of his or her Compensation, not to exceed Ten Thousand ($10,000) Dollars, pro-rata during the six month period commencing on each Semiannual Grant Date from each regularly scheduled paycheck in increments of one (1%) percent (i.e., 1%, 2%, 3%, etc.). If any payroll deduction would exceed the amount of any of an Eligible Employee's paychecks, such Eligible Employee may make a direct payment by personal check in the amount of such excess.

        (b) Unless he or she elects otherwise, a Participating Employee who is making payroll deductions prior to an Election Date is deemed to authorize the same payroll deduction as in effect on the day before such Election Date.

        (c) A Participating Employee may at any time cease participation in the Plan by filing the appropriate form with the Company. The cessation will be effective as soon as practicable, whereupon no further payroll deductions are to be made. Payroll deductions and interest thereon not theretofore used for purchases are to be used for purchases under Section 8. Any former Participating Employee who ceased to participate may elect to participate in a subsequent calendar year if then eligible. A Participating Employee may at any time during the calendar year (but not more than four times) decrease his or her payroll deductions by filing the appropriate form with the Company, which decrease becomes effective with the first pay period of the first succeeding calendar quarter to which it may be practicably applied.

        (d) The Company shall invest all payroll deductions in a federally insured money market account pending exercise of an Option, and shall credit each Participating Employee with the interest earned on his or her payroll deductions. The payroll deductions and the interest earned thereon are to be held in a separate account for each Participating Employee (the "Payroll Deduction Account").

        (e) If a Participating Employee makes a hardship withdrawal from a retirement plan or plan of deferred compensation with a cash or deferred arrangement under Code Section 401(k), the Participating Employee shall not make any payroll deduction contributions to this Plan for the twelve (12) months following of receipt of the hardship withdrawal.

        (f) If Option(s) granted to a Participating Employee expire unexercised, or the Plan is terminated when a Participating Employee has unexercised Option(s), the funds held in his or her Payroll Deduction Account not theretofore used for purchases are to be refunded to the Participating Employee.

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8.      Exercise of Options and Payment for Common Stock.

        On each Exercise Date the Company shall purchase for the Participating Employee, with the funds in his or her Payroll Deduction Account, the number of whole and fractional shares of Common Stock determined by dividing the amount in his or her Payroll Deduction Account by the Option Price. All shares so purchased are to be maintained in a separate account for each Participating Employee (the "Common Stock Account"). All dividends paid with respect to shares held in a Common Stock Account are to be credited to the Participating Employee's Payroll Deduction Account and used for purchases of shares of Common Stock on the next Exercise Date.

9.      Transferability.

        No Option may be assigned, encumbered, pledged, transferred, or otherwise disposed of (whether voluntarily or involuntarily by operation of law or otherwise), except as provided by will or the applicable laws of descent or distribution. No Option is subject to attachment, execution, levy, or similar process. Any action not specifically permitted under this Section 9 is null and void and without effect. An Option may be exercised only by the Participating Employee during his or her lifetime, or under Section 6(d), by his or her estate or the person who acquires the right to exercise the Option by bequest or inheritance.

10.     Adjustment Provisions.

        The aggregate number of shares of Common Stock for which Options may be granted, the aggregate number of shares of Common Stock subject to each outstanding Option, and the Option Price of each Option may all be appropriately adjusted as the Board determines for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of shares outstanding effected without receipt of consideration by the Company. Adjustments under this Section 10 are to be made in the exclusive discretion of the Board, and its decision shall be conclusive.

11.     Dissolution, Merger and Consolidation.

        Upon the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, each Option granted under the Plan expires as of the effective date of such transaction; provided, however, that the Board must give at least thirty
(30) days' prior written notice of such event to each Participating Employee, during which time he or she has a right to exercise his or her wholly or partially unexercised Option and, subject to prior expiration under to Section 6(b) or (c), each Option becomes exercisable after receipt of such written notice and prior to the effective date of such transaction.

12.     Limitation on Options.

        Notwithstanding any other provision of the Plan:

        (a) The Company intends that Options granted and Common Stock issued under the Plan shall be treated for all purposes as granted and issued under an employee stock purchase plan under Code Section 423. Any provisions required to be included in the Plan under Code Section 423 are included as though set forth in the Plan in full.
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        (b) No Participating Employee shall be granted an Option that permits his or her rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company and its parent and subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand ($25,000) Dollars of fair market value of such stock (determined at the time of the grant of such Option) for each calendar year in which the Option is outstanding at any time. Any Option is deemed to be modified to the extent necessary to satisfy this paragraph (b).

        (c) All Eligible Employees and Participating Employees shall have the same rights and obligations under the Plan, except that the amount of Common Stock that may be purchased under Options granted on any Semiannual Grant Date must bear a uniform relationship to the Compensation of Participating Employees. All rules and determinations of the Board must be consistently applied to all persons in similar circumstances.

13.     Other Provisions.

        (a) Legal and Other Requirements. The obligations of the Company to purchase, sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, as amended if deemed necessary or appropriate by the Company. Certificates for share of Common Stock issued hereunder may be legended as the Board determines appropriate.

        (b) Termination and Amendment of Plan. The Board, without further action on the part of the stockholders of the Company, may at any time and from time to time alter, amend, or suspend the Plan or any Option granted hereunder, or may at any time terminate the Plan; except that the Board shall not (except to the extent provided in Section 10): (i) change the total number of shares of Common Stock available for grant under the Plan; (ii) extend the duration of the Plan;
(iii) increase the maximum term of Options; or (iv) effect a change inconsistent with Code Section 423. Any action taken by the Board must not materially and adversely affect any outstanding Option without the consent of the holder thereof.

        (c) Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of Options will be used for general corporate purposes.

        (d) Withholding Taxes. Upon the exercise of any Option the Company has the right to require the optionee to remit to the Company an amount of cash sufficient to satisfy all federal, state, and local withholding tax requirements.

        (e) Right to Terminate Employment. Nothing in the Plan or any agreement entered into pursuant to the Plan confers upon any Eligible Employee, Participating Employee, or other optionee the right to be employed or continue in the employment of the Company, or affects any right that the Company may have to terminate the employment of any such person.

        (f) Rights as a Stockholder. At the time funds from a Participating Employee's Payroll Deduction Account are used to purchase shares of Common Stock, the Participating Employee has all the rights and privileges of a stockholder of the Company with respect to whole shares purchased under the Plan regardless of whether certificates representing whole shares have been issued.

        (g) Leaves of Absence and Disability. The Board may make such rules, regulations, and determinations as it determines appropriate with respect to any leave absence taken by reason of a disability of any Eligible Employee or Participating Employee. Without limiting the generality of the

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foregoing, the Board may determine (i) whether or not any such leave of absence constitutes a termination of employment within the meaning of the Plan, and (ii) the impact, if any, of any such leave of absence on Options theretofore granted to any Participating Employee who takes a leave of absence.

        (h) Notices. Every notice, election, or revocation authorized or required by the Plan is deemed delivered to the Company (i) on the date it is personally delivered to the Secretary of the Company at its principal executive offices, or (ii) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary at such offices; and is deemed delivered to an optionee (iii) on the date it is personally delivered to him or her, or (iv) three business days after it is sent by registered or certified mail, postage prepaid, addressed to him or her at the last address shown for him or her on the records of the Company. The Board may make such other rules for the delivery of notices, elections, or revocations as it determines appropriate.

        (i) Applicable Law. All questions pertaining to the validity, construction, interpretation and administration of the Plan and Options granted hereunder are to be determined under the laws of Delaware to the extent not inconsistent with Code Section 423.

        (j) Indemnification. The Company shall indemnify the Board and the Committee for all Claims arising from or related to any act or omission made in good faith in exercising their rights and performing their obligations under the Plan. For purposes of the Plan, Claims mean all assessments, costs, damages, expenses, fines, judgments, liabilities, losses, penalties, and reasonable attorney's and paralegal's fees and disbursements. This indemnification survives termination of the Plan and any Option.